Exhibit 2.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“AGREEMENT”) is made this 31st day of July 2026 by and between David Johnston as “Buyer,” and each of Kaupulehu Developments, a Hawaii general partnership (“KD”), and Barnwell Hawaiian Properties, Inc., a Delaware corporation (“BHP”), each severally and not jointly, as a “Seller” and collectively, the “Sellers.”

RECITALS

WHEREAS KD Acquisition, LLLP, a Delaware limited liability limited partnership (“Acquisition I”), leases Increment 1 of Lot 4-A at Kaupulehu on the Island of Hawaii (“Increment l”) from Kamehameha Schools (“KS”).

WHEREAS KD Acquisition II, LLLP, a Delaware limited liability limited partnership (“Acquisition II”), leases Increment 2 of Lot 4-A (the 420-acre portion of Lot 4-A not included in Increment 1 referred to herein as “Increment 2”) from KS.

WHEREAS BHP owns a 34.45% “Partner’s Interest” as a limited partner of KKM Makai, LLLP, a Delaware limited liability limited partnership (the “KKM Makai Partner Interest”’).

WHEREAS BHP owns a 75% “Partner’s Interest” as a general partner of KD Kona 2013 LLLP, a Delaware limited liability limited partnership (the “KD Kona Partner Interest”).

WHEREAS each of KKM Makai and KD Kona - indirectly through mesne interests in other partnerships - own partner interests in each of Acquisition I and Acquisition II.

WHEREAS KD holds certain rights in Acquisition II and Increment 2 on terms and conditions set forth in that certain March 7, 2019 Retained Rights Agreement between KD and Acquisition II (“KD Project Rights”).

WHEREAS KD has agreed to terminate its KD Project Rights for the consideration and subject to the conditions set forth in that certain Agreement to Terminate Project Rights dated November 17, 2025 between Buyer and KD (“Agreement to Terminate”).

WHEREAS Buyer wishes to purchase (i) the KKM Partner Interest and KD Kona Partner Interest of Seller BHP in each of KKM Makai and KD Kona, (ii) the KD Project Rights of Seller KD, and (iii) all of KD’s rights under the Agreement to Terminate, and Seller is willing to sell the same.

NOW THEEFORE, set forth below are the terms and conditions on which Buyer agrees to purchase, and Seller agrees to sell, the Partner Interests and the KD Project Rights described above.

AGREEMENT

1.	Purchase of Partner Interests and KD Project Rights

Seller agrees to sell, assign and deliver to Buyer at Closing:

(a)	The KKM Makai Partner Interest.

(b)	The KD Kona Partner Interest.

(c)	The KD Project Rights Interest.

(d)	KD’s rights under the Agreement to Terminate.

2.	Purchase Price:

The purchase price (“Purchase Price”) payable for Seller’s interests described in Section l(a),(b),(c) and (d) above shall be ONE MILLION SEVEN HUNDRED AND SEVENTY THOUSAND and NO/100 DOLLARS ($1,770,000.00) payable to Seller at Closing, with $770,000 of the $1,770,000 allocable to the purchase price for the Partner Interests and the balance of $1,000,000 allocable to the purchase price for the KD Project Rights and those under the Agreement to Terminate.

3.	Due Diligence

Buyer has completed Buyer’s due diligence.

4.	Pre-Closing Covenants

(a)      No Transfer, Seller shall not sell or encumber the Partner Interests or enter into any agreement that contemplates any such sale or encumbrance.

(b)      Financial Statements. Seller shall provide Buyer with updated YTD 2026 company-prepared financial statements for KD Kona.

5.	Conditions Precedent to Closing

(a)      Seller’s Conditions Precedent to Closing. The following shall be conditions precedent to Seller’s obligation to consummate the transactions contemplated herein:

(i)          Buyer’s representations and warranties set forth in Section 8 shall be true and correct in all material respects as of the Closing, and there shall exist no material breach of any other material obligation or covenant of Buyer under this Agreement as of the Closing.

(ii)         Buyer shall have obtained and tendered delivery to Seller of the documents and monies described in Section 6(c).

(iii)        No proceeding shall be pending or threatened, before any court or other governmental authority, wherein an injunction, judgment, order, decree, ruling, or charge would (i) restrain, enjoin, prohibit or prevent consummation of the transactions contemplated by this Agreement, or (ii) cause the transactions to be rescinded or challenged following consummation.

(iv)        Ka’upulehu Makai, LLLP, a Delaware limited liability limited partnership, has made a distribution to its partners of $500,000.

(b)      Buyer’s Conditions Precedent. The following shall be conditions precedent to Buyer’s obligation to consummate the transactions contemplated herein:

(i)          Seller’ s representations and warranties set forth in Section 7 shall be true and correct in all material respects as of the Closing, and there shall exist no material breach of any other material obligation or covenant of Seller under this Agreement as of the Closing.

(ii)         Seller shall have delivered to Buyer the documents described in Section 6(b) below.

(iii)        No proceeding shall be pending or threatened, before any court or other governmental authority, wherein an injunction, judgment, order, decree, ruling, or charge would (i) restrain, enjoin, prohibit or prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions or any of them to be rescinded following consummation, or (iii) affect adversely the right of Buyer to own and operate the Assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(v)         There shall be no material adverse change in the condition (financial or otherwise), operations, business or assets of either KKM Makai or KD Kona from the condition in which each existed as of the date of this Agreement which is materially adverse to, or which would materially and adversely affect, the financial condition, operations, business prospects or assets of either partnership; provided, however, the foregoing condition shall not include or apply to any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to, (a) general economic or political conditions; or (b) any changes in financial, banking or securities markets in general.

(c)      Effect of Failure of any Condition Precedent. If any condition precedent to a party’s obligation to close shall fail to be satisfied (or be waived by the benefitted party or parties) by the Closing Date despite good faith efforts by the obligated party to satisfy the same, either party may terminate this Agreement by written notice to the other without liability to the other. Nothing herein shall be deemed to waive, modify or release either party’s rights if the other party to this Agreement has defaulted.

6.	Closing

(a)      The closing of the purchase and sale under this Agreement (the “Closing”) shall occur on or before September 15, 2026 or on a mutually agreed-upon date within five (5) business days of September 15, 2026 (the “Closing Date”). The Closing shall take place at the offices of Ashford & Wriston LLP at 999 Bishop Street, Suite 1400 in Honolulu.

(b)      Seller Deliveries. At the Closing, Seller will deliver to Buyer:

(i)          an executed original assignment of 100% of the Partner Interest in KKM Makai to Buyer in the form attached hereto as Exhibit A (the “KKM Makai Partner Interest Assignment”).

(ii)         an executed original assignment of 100% of the Partner Interest in KD Kona 2013, LLLP in the form attached hereto as Exhibit B (the “KD Kona Partner Interest Assignment”).

(iii)        an executed original assignment of (A) the KD Project Rights and (B) KD’s rights under the Agreement to Terminate, all in the form attached hereto as Exhibit C (the “KD Project Rights Assignment”).

(iv)        any other documents, instruments or agreements reasonably necessary to effectuate the transactions contemplated by this Agreement.

(c)      Buyer Deliveries. At the Closing, Buyer will deliver the following to Seller:

(i)          the sum of ONE MILLION SEVEN HUNDRED AND SEVENTY THOUSAND AND NO/100 DOLLARS ($1,770,000), in cash or other immediately available funds;

(ii)         an executed original counterpart of the KKM Makai Partner Interest Assignment;

(iii)        an executed original counterpart of the KD Kona Partner Interest Assignment.

(iv)        an executed original counterpart of the KD Project Rights Assignment.

(v)         any other documents, instruments or agreements reasonably necessary to effectuate the transactions contemplated by this Agreement.

(vi)        evidence reasonably satisfactory to BHP that, effective as of Closing, (A) Buyer has been admitted as the general partner of KD Kona 2013 LLLP, (B) BHP has withdrawn and ceased to be a general partner thereof, (C) all required consents, amendments, notices and governmental and partnership filings have been obtained, executed or made, and (D) BHP has been released from obligations and liabilities arising from its status as general partner to the extent such releases are reasonably obtainable; provided that the absence of any third-party release shall not limit Buyer’s obligations under Section 10.

(vii)       evidence reasonably satisfactory to BHP that, effective as of Closing, (A) Buyer has been admitted as a limited partner of KKM Makai, LLLP, (B) BHP has withdrawn and ceased to be a limited partner thereof, (C) all required consents, amendments, notices and governmental and partnership filings have been obtained, executed or made, and (D) BHP has been released from obligations and liabilities arising from its status as limited partner to the extent such releases are reasonably obtainable; provided that the absence of any third-party release shall not limit Buyer’s obligations under Section 10.

(viii)      Buyer and Seller shall each bear their own respective closing costs, if any.

7.	Warranties and Representations of Seller

Seller makes the following representations and warranties to Buyer as of the Effective Date:

(a)      Authority. Seller (and each of them) is duly organized, validly existing and in good standing in the jurisdiction of its formation.

(b)     Due Execution. Seller (and each of them) has the requisite power and authority to execute, deliver and perform this Agreement, and the execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been duly authorized by all necessary action on the part of Seller. The execution, delivery and performance of each Seller’s obligations under this Agreement do not violate the provisions of any agreement to which the Seller is a party or to which it is subject or any law, judgment, order, injunction, decree, or ruling of any court or governmental authority binding upon such Seller.

(c)     Partner Interests. Seller is the direct owner of 100% of the Partner Interests free and clear of any lien, pledge, or encumbrance. The Partner Interests have been duly authorized, validly issued, and are fully paid and non-assessable for any purpose.

(d)      Option and Other Rights. There are no existing options, warrants, calls, purchase rights, subscription rights, conversion rights, exchange rights, redemption rights, repurchase rights, or other rights, agreements, arrangements or commitments of any character to acquire, or any pre-emptive rights, rights of first refusal, rights of first offer or other similar rights relating to, the Partner Interests. Upon Closing, good and valid title to the Partner Interests will pass to Buyer free and clear of any liens or security interests.

(e)      Litigation. There are no legal proceedings or actions pending or, to the knowledge of Seller, threatened against Seller that are reasonably likely to prohibit or restrain the ability of Seller to enter into this Agreement or consummate the transactions contemplated pursuant to this Agreement.

(f)     No Brokers. Except for any claim by Terry Johnstion that he is owed a commission, no brokerage commission, finder’s fee or other compensation is due or payable with respect to the transactions contemplated herein arising from any Seller agreements, actions or omissions.

8.	Representations and Warranties of Buyer.

Buyer makes the following representations and warranties to Seller as of the Effective Date:

(a)     Due Execution. Buyer has the requisite power and authority to execute, deliver and perform this Agreement, and the execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been duly authorized by all necessary action on the part of Buyer. The execution, delivery and performance of Buyer’s obligations under this Agreement do not violate the provisions of any agreement to which Buyer is a party or to which it is subject or any law, judgment, order, injunction, decree, or ruling of any court or governmental authority binding upon Buyer.

(b)      Litigation. There are no legal proceedings or actions pending or, to the knowledge of Buyer, threatened against Buyer that are reasonably likely to prohibit or restrain the ability of Buyer to enter into this Agreement or to consummate the transactions contemplated pursuant to this Agreement.

(c)     No Brokers. No brokerage commission, finder’s fee or other compensation is due or payable with respect to the transactions contemplated herein arising from Buyer’s agreement, actions or omissions.

(d)      Investment Intent; Limitations. Buyer is acquiring the Partner Interests for its own account and not with a view to distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto. Buyer is relying on its own investigation and analysis in entering the transactions contemplated hereby.

9.	Limitations.

(a)      NO OTHER REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 7 OF THIS AGREEMENT, (i) NEITHER SELLER NOR ANYONE ACTING FOR OR ON BEHALF OF SELLER HAS MADE ANY REPRESENTATION, WARRANTY, PROMISE OR STATEMENT, EXPRESS OR IMPLIED, TO BUYER, OR TO ANYONE ACTING FOR OR ON BEHALF OF BUYER, CONCERNING THE PARTNER’S INTERESTS AND (ii) BUYER IS PURCHASING THE PARTNER INTERESTS AND EACH OF THEM IN STRICTLY “AS-IS” CONDITION.

(b)     No Reliance; Application to Closing Documents. Buyer acknowledges that it has relied solely on its own investigation and the express representations set forth in Section 7, and not on any other statement or information. The limitations in this Section 9 apply to this Agreement and to each assignment or other document delivered at Closing, and no such document expands any representation, warranty or liability of either Seller.

(c)      Survival; Claims. The representations and warranties of each Seller and Buyer shall survive for six (6) months after Closing, and no claim may be brought unless Buyer gives that Seller reasonably detailed written notice of the claim before expiration of that period. All covenants to be performed at or before Closing terminate at Closing, and covenants expressly to be performed after Closing survive only in accordance with their terms.

(d)      Liability Limitations. Except for actual common-law fraud committed by the Seller against whom the claim is asserted: (i) the liability of KD and BHP is several and not joint, and each Seller is liable only for its own breach; (ii) each Seller’s aggregate liability shall not exceed ten percent (10%) of the portion of the Purchase Price allocated to the assets sold by that Seller; (iii) Buyer may recover only to the extent its aggregate recoverable claims exceed $25,000; (iv) no Seller shall be liable for consequential, special, incidental, exemplary or punitive damages or lost profits; and (v) Buyer’s sole and exclusive remedy against a Seller is a claim for damages under this Agreement, subject to this Section 9.

10.	Buyer Assumption and Indemnity.

From and after Closing, Buyer shall assume, pay, perform and discharge, and shall indemnify, defend and hold harmless each Seller and its direct and indirect partners, shareholders, members, managers, officers, directors, affiliates, employees, representatives and agents from and against all liabilities, losses, claims, damages, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to: (a) the Partner Interests, the KD Project Rights or the Agreement to Terminate (including any claim by Terry Johnston (or his affiliate) that he is entitled to a commission on the Purchase Price, or any portion thereof, payable to Seller under this Agreement), KKM Makai or KD Kona, whether arising before, on or after Closing; (b) Buyer’s ownership, control or operation of any Purchased Asset; (c) any obligation of a limited or general partner under any partnership agreement or applicable law, including any liability asserted against BHP by reason of its former status as general partner of KD Kona; (d) Buyer’s failure to obtain or maintain any consent, admission, withdrawal, amendment, notice, filing or release contemplated by this Agreement; or (e) any breach by Buyer of this Agreement or a Closing document. This Section shall not apply to the extent a final, nonappealable judgment determines that the applicable loss resulted solely from the indemnified Seller’s actual common-law fraud or breach of an express representation in Section 7. Buyer shall not settle any claim in a manner that imposes liability, an admission or non-monetary relief on an indemnified person without that person’s prior written consent.

11.	Termination for Failure to Close.

If the Closing has not occurred within five (5) business days after the Closing Date, either Buyer or Seller may terminate this Agreement by written notice to the other party; provided, however, that a party whose material breach of this Agreement caused the failure of the Closing to occur shall not have the right to terminate pursuant to this Section.

12.	Miscellaneous.

(a)      Notices. All notices and demands that a party is required or desires to give to another party shall be given in writing by (i) U.S. certified mail, return receipt requested with appropriate postage paid, (ii) personal delivery, (iii) private overnight courier service providing evidence of delivery to the address, or (iv) electronic mail (email) at the email address set forth below for the respective party, provided that if any party gives notice of a change of name or address or number, notices to that party shall thereafter be given as demanded in that notice. All notices and demands so given shall be effective upon receipt by the party to whom notice or demand is given, except that any notice given by certified mail shall be deemed delivered three (3) days after deposit in the United States mails.

If to Seller:	BARNWELL KONA CORPORATION 24 Greenway Plaza, Suite 1800Q Houston, TX 77046 Email: ppatman@brninc.com

KAUPULEHU DEVELOPMENTS 24 Greenway Plaza, Suite 1800Q Houston, TX 77046 Email: ppatman@brninc.com

If to Buyer:	David Johnston c/o Kukio Properties P.O. Box 5349 Kailua-Kona, Hawaii 96745 Email: djohnston@kukio.com

With a copy to:	Ashford & Wriston LLP P.O. Box 131 Honolulu, Hawaii 96810 Attn: Cuyler Shaw, Jeanine Ogawa Email: cshaw@awlaw.com, jogawa@awlaw.com

(b)     Computation of Time. All periods of time referred to in this Agreement shall include all Saturdays, Sundays, and state or national holidays, unless the period of time specifies business days (and for purposes of this Agreement, “business days” do not include Saturdays, Sundays, and state and national holidays). If the date to perform any act or give any notice with respect to this Agreement falls on a Saturday, Sunday, or state or national holiday, the act or notice may be timely performed or given on the next succeeding business day.

(c)      Waivers and Amendments. The parties may, by written notice to the other parties: (i) extend the time for the performance of any of the obligations or other actions of the other; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered by the other party; (iii) waive compliance with any of the covenants of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other created under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.

(d)      Further Assurances. Each of the parties shall execute and deliver any other instruments and perform any acts, in addition to the matters herein specified, as may be appropriate or necessary to carry out the agreements of the parties, whether the same occurs before or after the Closing. This Section 12(d) shall survive the Closing.

(e)      Choice of Law: Jurisdiction. This Agreement and each related document is governed by, and shall be construed in accordance with, the laws of the State of Hawaii, without giving effect to conflict of laws principles. The parties hereby irrevocably submit to the jurisdiction of any state or federal court in the State of Hawaii of any claim or claims arising out of or relating to this Agreement. The parties agree that the provisions of this Section shall survive the Closing.

(f)       WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

(g)      Severability. If any term, covenant, condition or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction or rendered by the adoption of a new law invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

(h)      Time of Essence. Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement. All times provided in this Agreement for the performance of any act shall be strictly construed.

(i)       Attorneys’ Fees. If any action is brought by either party against the other party for the enforcement of this Agreement or any document or instrument delivered pursuant hereto, the substantially prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action or any appeal thereof.

G)       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns. Neither this Agreement nor any of the rights or obligations of Buyer hereunder shall be transferred or assigned by Buyer without the prior written consent of Seller, which consent shall not be unreasonably withheld, provided, however, that Buyer may assign this Agreement and Buyer’s rights and obligations hereunder to an Affiliate of Buyer without any such consent.

(k)      No Recordation. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in the public land or other public records of any jurisdiction by either party and any attempt to do so shall constitute a breach of this Agreement; provided that, however, Seller shall be entitled to make any and all regulatory filings with the U.S. Securities and Exchange Commission (SEC) and the NYSE American stock exchange that may be required as determined by Seller in their reasonable discretion.

(l)       No Third-Party Beneficiaries. The parties agree that it is their specific intent that no third party shall be a party to or a third-party beneficiary of this Agreement; and further that the consent of any third party shall not be necessary to any agreement, modification, amendment, or delivery of documentation in connection with the transaction contemplated by this Agreement.

(m)     Entire Agreement. This Agreement (and all exhibits, schedules and other documents executed in connection herewith and/or with respect to Closing) contains the entire agreement of the parties hereto with respect to the subject matter hereof. There are no other agreements between the parties with respect to the subject matter hereof, oral or written, and this Agreement can be amended only by written agreement signed by the parties hereto.

(n)      Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The words “execution.” “signed”, “signature” and words of like import in this Agreement or in any other purchase document shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf’, “tiff’ or ‘‘jpg”) or an electronic signature executed through DocuSign or similar electronic format. The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, and any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

IN WITNESS WHEREOF the parties have executed this Agreement as of the 31st day of July, 2026.

“SELLER”		“BUYER”

Barnwell Hawaiian Properties, Inc.

By:	/s/ Philip Patman, Jr.	/s/ David Johnston
Philip Patman, Jr.		David Johnston
Its Chief Operating Officer

Kaupulehu Developments

By: Barnwell Hawaiian Properties, Inc., its authorized general partner

By:	/s/ Philip Patman, Jr.
Philip Patman, Jr.
Its Chief Operating Officer